Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-151920; 333-173055, 333-188590; 333-261482; 333-288443; and 333-288956); on Form S-3 (Nos. 333-271711 and 333-273974); and on Form S-4 (Nos. 333-97899 and 333-278976); of SLB Limited of our report dated January 23, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 23, 2026